FREE WRITING PROSPECTUS Dated June 8, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-09

New Issue ABS $1073.650mm     Ally Auto Receivables Trust 2011-3 (ALLYA)

Joint-Lead Mgrs: RBS,BAML,CA

Co-Mgr: CS,LLOYDS,MIZ,PNC,SOCGEN

CLASS	SIZE (MM)	WAL	MDYS/FITCH*	E.FIN	L.FIN	BENCHMARK SPREAD	YIELD	COUPON	PRICE
A1	$223.000	0.29	P-1/F-1+	Feb 12	Jun 12	INTL-4	0.22957	0.22957	100
A2	$306.000	1.15	Aaa/AAA	Feb 13	Jan 14	1mLIBOR+12	N/A	L+12	100
A3	$332.000	2.40	Aaa/AAA	Sep 14	Aug 15	Interp SWPS+25	0.976	0.97	99.99047
A4	$140.040	3.67	Aaa/AAA	Jun 15	May 16	Interp SWPS+40	1.621	1.61	99.98023
B	$29.050	N/A
C	$30.120	N/A
D	$13.440	N/A

* Expected Ratings

^ Classes B, C and D are not offered

* Public Offering: A-1,A-2,A-3,A-4

* Asset:	Prime retail auto loans
* Ticker:	ALLY A 2011-3
* B&D:	RBS
* Speed:	0.90 ABS @10% clean-up call
* Timing:	Pricing Wednesday
* Exp Settle:	June 15, 2011
* First Pay:	July 15, 2011

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 884-2071 or emailing offeringmaterials@rbs.com.